Exhibit 99.1

PRESS RELEASE  |  No. 1444

Contact:                                         Kevin Palatnik

EVP & Chief Financial Officer

+1 (408) 764-4110

Kevin.Palatnik@coherent.com

For Immediate Release:

Coherent, Inc. Announces Changes to the Board of Directors

SANTA CLARA, CA., May 8, 2019 — Coherent, Inc. (NASDAQ: COHR) today announced the appointment of Ms. Kay Matthews to the Board of Directors effective as of May 9, 2019.  Ms. Matthews currently serves as the Vice Chair, West Region Managing Partner of Ernst & Young, a global leader in assurance, tax, transaction and advisory services, and will be retiring June 30, 2019 after 37 years of distinguished service.

Additionally, Coherent today announced that Ms. Susan James has decided to retire from the Board of Directors and not stand for reelection at the end of her current term.

“We are very pleased to welcome Kay Matthews to the Board.  Kay’s deep experience as an operating executive, business leader and as an audit partner working with technology companies from start-ups to the largest global companies will bring unique perspectives to Coherent as we continue to build on the company’s historical legacy,” said Garry Rogerson, Coherent’s Chairman of the Board of Directors.  “On behalf of the Board of Directors and the entire Coherent family, we also wish to thank Sue James for her service and leadership on the Board and its committees over the past decade, including chairing the Audit Committee for over nine years. Sue led the recruitment of Kay, further cementing her important legacy when she retires from the Board at the next annual meeting of stockholders,” added Mr. Rogerson.

For additional information regarding Ms. Matthews’ biography and matters related to her appointment, please see Coherent’s Form 8-K, which the company plans to file on May 8, 2019.

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Founded in 1966, Coherent, Inc. is one of the world’s leading providers of lasers, laser-based technologies and laser-based system solutions for scientific, commercial and industrial customers. Our common stock is listed on the Nasdaq Global Select Market and is part of the Russell 1000 and Standard & Poor’s MidCap 400 Index. For more information about Coherent, visit the company’s website at http://www.coherent.com for product and financial updates.

5100 Patrick Henry Dr., Santa Clara, CA 95054  |  (800) 527-3786  |  www.coherent.com